EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

•	Micromuse Limited
•	Micromuse New Markets, Ltd.
•	Micromuse France SARL
•	Micromuse GmbH
•	Micromuse International
•	Micromuse International Ireland Limited
•	Micromuse Netherlands BV
•	Micromuse USA Inc.
•	Micromuse Latin America Inc.
•	NetOps Corporation
•	Calvin Alexander Networking, Inc.
•	Micromuse Brasil Ltd.
•	Micromuse S de RL de CV
•	Micromuse (Australia) Pty. Limited
•	Micromuse Japan KK
•	Micromuse Singapore Pte Ltd.
•	Micromuse UK Limited
•	RiverSoft Limited
•	RiverSoft Technologies Limited
•	RiverSoft Inc. (US)
•	RiverSoft (UK) Limited
•	RiverSoft (Overseas Holdings) Limited
•	RiverSoft Technologies (Trustees) Limited
•	RiverSoft (Nordic) APS
•	RiverSoft SAS (France)
•	RiverSoft Pty Ltd. (Australia)
•	RiverSoft KK (Japan)
•	RiverSoft BV (Netherlands)
•	RiverSoft Gmbh (Germany)
•	Lumos Technologies, Inc.
•	Network Harmoni, Inc.
•	NDG Software (Aust) Pty Ltd